                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of Commission Only (as permitted by rule 14a-6(e)(2))

                             Citizens Holding Company
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)
                       _________________________________

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required pursuant to Exchange Act Rule 14a-6(i)(2)
[ ]  $125 per Exchange Act Rules 0.11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transactions applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total Fee paid:_____________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously Paid:_______________________________________
     2)  Form, Schedule or Registration Statement No:__________________
     3)  Filing Party:_________________________________________________
     4)  Date Filed:___________________________________________________

March 29, 2001



Dear Stockholder:

Included with this package are your 2000 Annual Report, Definitive Proxy Statement and Proxy Card for the Citizens Holding Company Annual Meeting to be held on May 1, 2001. Please take the time to review these materials carefully.

You will note that this year we have a proposal in our Proxy Statement brought by a stockholder for your consideration. This proposal requests that the Board of Directors promptly proceed to sell the Company by retaining an investment banking firm to solicit offers to buy the Company and to establish a special committee of the Board to recommend to the full Board the best available offer to purchase the Company. YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED THIS PROPOSAL AND UNANIMOUSLY HAS DETERMINED THAT IT IS NOT IN THE BEST INTEREST OF OUR STOCKHOLDERS.

The assertions made in the stockholder's proposal are at this time outdated. The comparisons that he uses to justify a sale of the Company are no longer relevant in today's market and, in my opinion, would be difficult to attain.

Everyone has been following the recent declines in the stock market. I would like to share with you, however, some statistics specifically on bank merger activity provided to the Company by The Carson Medlin Company, an investment banking firm in Raleigh, North Carolina.

     - The number of completed mergers involving banks in the United States with assets of $250 million to $1 billion has fallen from 49 in 1999 to 34 in 2000 to 7 in 2001.

     - The average price of these completed mergers as a percentage of the average book value of the banks involved in the mergers has decreased dramatically from 277.7% in 1999 to 236.9% in 2000 to 159.2% in 2001.

Your Company has invested considerable time and money readying itself for future growth. This investment in people and equipment will serve to facilitate expansion and in the end return value to its shareholders. This proposal, which in effect seeks short-term financial gain for the proponent, in my opinion, jeopardizes the work done to get to this point. In the opinion of the Board of Directors, now is not the time to place a for sale sign on the Company. THEREFORE, THE BOARD OF DIRECTORS OF THE COMPANY RESPECTFULLY SUBMITS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

It is important that you complete the enclosed proxy card and return it as soon as possible to our transfer agent in the enclosed return envelope. We suggest that you return your proxy even if you intend to attend the meeting in person. If you want to change your vote after returning your proxy, you can do so at any time prior to the actual vote at the meeting.

Thank you in advance for your review of these materials and the timely return of your proxy card.

Sincerely,

/s/ Steve Webb


Steve Webb
Chairman, President and Chief Executive Officer